Contact: Steve Marcum: (270) 393.0700

Citizens First Corporation Prices Offering of
Common Stock and Lists on Nasdaq

Bowling Green, Kentucky, November 3, 2006 - Citizens First Corporation (Nasdaq: CZFC) today announced the sale by the Company of 900,000 shares of its common stock at a price of $16.00 per share in a firm commitment underwritten offering. Sandler O'Neill + Partners, L.P. is the lead manager and book runner for this offering and J.J.B. Hilliard, W.L. Lyons, Inc. was selected as a co-manager. The Company has granted the underwriters a 30-day option to purchase up to an additional 135,000 shares to cover over-allotments. The offering is expected to close on November 8, 2006.

The Company also announced that its Nasdaq listing application has been approved. The Company’s common stock will commence trading today on The Nasdaq Global Market under the symbol “CZFC.”

The Company expects to receive net proceeds from the offering of approximately $12.9 million after deducting underwriting discounts and expenses (assuming the underwriter’s over-allotment option is not exercised). Net proceeds from the offering will be used to fund a portion of the purchase price of Kentucky Banking Centers, Inc. In June 2006, the Company entered into an agreement to acquire Kentucky Banking Centers, a $126.6 million asset bank with offices in Glasgow, Horse Cave and Munfordville, Kentucky.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

A copy of the final prospectus relating to the offering may be obtained from Sandler O'Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, New York 10022, Attention: Syndicate Department.

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Organized in 1999, Citizens First Corporation is the holding company for Citizens First Bank, a Kentucky state bank. In addition to its main office in Bowling Green, Kentucky, Citizens currently has five offices located in Warren and Simpson Counties in Kentucky. Bowling Green is located approximately 100 miles south of Louisville, Kentucky and approximately 60 miles north of Nashville, Tennessee.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Company's plans to sell its common stock and the anticipated use of proceeds of the offering. These statements are based upon the current expectations and beliefs of the Company's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the Securities and Exchange Commission.